April 21, 1997



Integrity Life Insurance Company
515 W. Market Street
Louisville, KY 40202

Re: Separate Account II of Integrity Life Insurance Company (the "Separate Account")

Dear Sirs:

This opinion is furnished in connection with the Registration Statement on Form N-4 for the Separate Account and Integrity Life Insurance Company ("Integrity"), filed under the Securities Act of 1933 and the Investment Company Act of 1940.

The Registration Statement covers an indefinite number of units of interest in the Separate Account. Contributions to be received under individual variable annuity contracts ("Contracts") and group variable annuity certificates ("Certificates") offered by Integrity may be allocated to the Separate Account to support reserves for such Contracts and Certificates.

I have examined all such corporate records of Integrity and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the Basis of such examination, it is my opinion that:

1. Integrity is a corporation duly organized and validly existing under the laws of the State of Ohio.

2. The Separate Account was established and is maintained pursuant to the laws of the State of Ohio, under which income, gains and losses, whether or not realized, from assets allocated to such Separate Account are, in accordance with the contracts and certificates, credited to or charged against the Separate Account without regard to other income, gains or losses of Integrity. Although contractual obligations with respect to the funds of the Separate Account constitute corporate obligations of Integrity, the specific amounts payable from accumulations in the Separate Account in accordance with Contracts and Certificates depend upon the investment experience of the Separate Account.

3. Assets allocated to the Separate Account will be owned by Integrity; Integrity will not be a trustee with respect thereto. The Contracts and Certificates provide that the portion of the assets of the Separate Account equal to the reserves and other Contract and Certificate liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Integrity may conduct, and that Integrity reserves the right to transfer assets of the Separate Account in excess of such reserves and other Contract and Certificate liabilities to the General Account of Integrity.

4. When issued and sold as described above, the Contracts and Certificates will be duly authorized and will constitute validly issued and binding obligations of Integrity in accordance with their terms. Purchasers of the Contracts and Certificates will be subject only to the deductions, charges and fees set forth in the Prospectus.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Kevin L. Howard
Kevin L. Howard